Exhibit 10.5

LOAN AND SECURITY AGREEMENT

by and between

TiVo Inc., as Borrower

and

Silicon Valley Bank, as Lender

July 17, 2003

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TABLE OF CONTENTS

(CONTINUED)

			PAGE
	6.6	Financial Covenant	9

	6.7	Pledged CD(s)	9

	6.8	Bank Accounts	9

	6.9	Notices of Default	9

	6.10	Use of Proceeds	19

	6.11	Further Assurances	10

7.	NEGATIVE COVENANTS		10

	7.1	Dispositions	10

	7.2	Changes in Control, Business, Incorporation, Locations	10

	7.3	Mergers or Acquisitions	10

	7.4	Indebtedness	10

	7.5	Encumbrance	11

	7.6	Distributions; Investments	11

	7.7	Transactions with Affiliates	11

	7.8	Subordinated Debt	11

	7.9	Compliance	11

8.	EVENTS OF DEFAULT		11

	8.1	Payment Default	12

	8.2	Covenant Default	12

	8.3	Material Adverse Change	12

	8.4	Attachment	12

	8.5	Insolvency	12

	8.6	Other Agreements	13

	8.7	Judgments	13

	8.8	Misrepresentations	13

	8.9	Guaranty	13

9.	BANK’S RIGHTS AND REMEDIES		13

	9.1	Rights and Remedies	13

	9.2	Power of Attorney	14

	9.3	Accounts Collection	14

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TABLE OF CONTENTS

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iii

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (this “Agreement”), dated as of July 17, 2003, is by and between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California, 95054, and TIVO INC., a Delaware corporation (“Borrower”), whose address is 2160 Gold Street, P.O. Box 2160, Alviso, California, 95002, and provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties hereto agree as follows:

1.    DEFINITIONS; ACCOUNTING AND OTHER TERMS

Capitalized terms used herein shall have the meanings given to such terms in Section 13 of this Agreement. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules thereto. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2.     LOAN AND TERMS OF PAYMENT

2.1    Promise to Pay.

Borrower promises to pay Bank the unpaid principal amount of all Advances and interest on the unpaid principal amount of the Advances.

2.1.1    Advances.

(a) Bank will make Advances not exceeding the lesser of the Committed Revolving Line and the Borrowing Base. Amounts borrowed under this Section may be repaid (without penalty) and reborrowed during the term of this Agreement

(b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone. Bank shall credit Advances to Borrower’s deposit account, account number                      (the “Designated Deposit Account”) on (i) the Business Day that notice is received at or before 12:00 noon Pacific Time or (ii) the Business Day immediately following the Business Day that notice is received after 12:00 noon Pacific time. Borrower must promptly confirm the notification by delivering to Bank the Loan Payment/Advance Request Form attached as Exhibit B (the “Payment/Advance Form”). Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c) The Committed Revolving Line shall terminate on the Maturity Date, and all Advances are immediately due and payable on the Maturity Date.

(d) Bank’s obligation to lend the undisbursed portion of the Committed Revolving Line will terminate if, in Bank’s sole discretion, there has been a Material Adverse Change.

2.2    Overadvances.

If Borrower’s Obligations under Section2.1.1 exceed the lesser of either (a) the Committed Revolving Line or (b) the Borrowing Base, Borrower must pay Bank the excess within one (1) Business Day of Bank’s notice to Borrower of such excess.

2.3    Interest Rate, Payments.

(a) Interest Rate. Advances accrue interest on the outstanding principal balance thereof at a per annum rate equal to the greater of (i) three-quarters of one percentage point (.75%) above the Prime Rate and (ii) 5.00%. After an Event of Default has occurred and is continuing, Obligations shall accrue interest at a rate per annum equal to three percent (3%) above the rate effective immediately before the Event of Default. The interest rate increases or decreases when the Prime Rate changes. Interest is computed on a 360-day year for the actual number of days elapsed.

(b) Payments. Interest due on the Advances is payable on the last calendar day of each month. Bank shall debit any of Borrower’s deposit accounts, including the Designated Deposit Account, for principal and interest payments owing or any amounts Borrower owes Bank. Except when an Event of Default has occurred and is continuing, Bank will notify Borrower prior to debiting Borrower’s accounts. These debits are not a set-off. Payments received after 12:00 noon Pacific Time are considered received at the opening of business on the next Business Day.

2.4    Optional Prepayment and Termination. Borrower may, without penalty, at any time or from time to time, upon irrevocable written notice to Bank delivered to Bank not later than 12:00 Pacific time at least three (3) Business Days before such prepayment and termination (a “Prepayment Notice”), prepay the aggregate amount of the Advances, together with accrued and unpaid interest thereon. Such Prepayment Notice shall specify the date such prepayment is to be made (which date shall be the date of termination of this Agreement). If a Prepayment Notice is given by Borrower, Borrower shall make such prepayment, and such prepayment shall be due and payable on the date specified therein, together with accrued interest to such date. At Borrower’s option, Borrower may as part of the Prepayment Notice, notify Bank that Borrower wishes to terminate this Agreement, in which case, upon Bank’s receipt of payment in full of the Obligations pursuant to a Prepayment Notice, this Agreement shall terminate.

2.5    Fees.

Borrower will pay:

(a) Loan Fee. A fully earned, non-refundable loan fee in the amount of Thirty Thousand Dollars ($30,000) is due on or before the Closing Date (the “Loan Fee”). The “good faith deposit” in the amount of Ten Thousand Dollars ($10,000) paid by Borrower pursuant to the proposal letter dated January 13, 2003, sent by Bank to Borrower shall be credited to the payment of the Loan Fee.

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses) incurred through and after the date of this Agreement are payable within ten (10) Business Days after receipt of a detailed statement clearly identifying and itemizing the Bank Expenses. As of the Closing Date, Bank Expenses are estimated to be $20,000; provided, however, Borrower understands and acknowledges that such amount is only an estimate and is not binding upon Bank.

3.    CONDITIONS OF LOANS

3.1    Conditions Precedent to Initial Advance.

Bank’s obligation to make the initial Advance is subject to the condition precedent that the following have been satisfied, all in form and substance satisfactory to Bank:

(a) Borrower shall have executed and delivered the Borrower Profile attached hereto as Exhibit E;

(b) Borrower shall have executed and delivered the Loan Documents;

(c) Bank shall have completed an audit of Borrower’s Collateral;

(d) Borrower shall have delivered the Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware and a certificate of foreign qualification of Borrower certified by the Secretary of State of the State of California, each dated not earlier than ten (10) days prior to the Closing Date;

(e) Borrower shall have delivered the Corporate Borrowing Resolutions;

(f) Borrower shall have delivered an executed Control Agreement by and among Borrower, Bank, and Smith Barney;

(g) Borrower shall have paid all costs and fees, including the Loan Fee and Bank Expenses, then due;

(h) Borrower shall have provided the Pledged CD(s) whose aggregate Value shall be equal to or greater than the Minimum Collateral Value; and

(i) Borrower shall have delivered to Bank, in addition to the documents required in Section 3.2, all documents, certificates, and other assurances that Bank or its counsel may reasonably request.

3.2    Conditions Precedent to all Advances.

Bank’s obligation to make each Advance, including the initial Advance, is subject to the following:

(a) timely receipt of any Payment/Advance Form;

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Advance and no Event of Default may have occurred and be continuing, or result from such Advance. Each Advance is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true; and

(c) no condition or circumstance exists such that a Material Adverse Change is reasonably likely to occur.

3.3    Covenant to Deliver.

Borrower agrees (not as a condition but as a covenant) to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to an Advance. Borrower expressly agrees that the extension of an Advance prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and any such extension in the absence of a required item shall be in Bank’s sole discretion.

4.    CREATION AND TERMINATION OF SECURITY INTEREST

4.1    Grant of Security Interest.

(a) Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Any security interest will be a first priority security interest in the Collateral. Bank may, in its sole reasonable discretion, place a “hold” on any deposit account pledged as Collateral. If this Agreement is terminated, Bank’s lien and security interest in the Collateral will continue until Borrower fully satisfies the Obligations, at which time such security interest shall immediately and irrevocably terminate.

(b) Borrower hereby assigns, pledges, hypothecates, charges, mortgages, delivers, and transfers to Bank, and hereby grants to Bank, a continuing first priority security interest in and against all right, title and interest of the following, whether now or hereafter existing or acquired by Borrower, any Pledged CD issued from time to time and general intangibles arising therefrom or relating thereto (however, “general intangibles” as used in this clause shall not include any Intellectual Property of Borrower); and all documents, instruments and agreements evidencing the same; and all extensions, renewals, modifications and replacements of the foregoing; and any interest or other amounts payable in connection therewith;

(i) All proceeds of the foregoing (including whatever is receivable or received when any Pledged CD or proceeds is invested, sold, collected, exchanged,

returned, substituted or otherwise disposed of, whether such disposition is voluntary or involuntary, including rights to payment and return premiums and insurance proceeds under insurance with respect to any Pledged CD, and all rights to payment with respect to any cause of action affecting or relating to the Pledged CD); and

(ii)    All renewals, replacements and substitutions of items of any Pledged CD.

The pledge, assignment and grant of a security interest made by Borrower hereunder is for security of the Obligations only; the parties to this Agreement do not intend that Borrower’s delivery of any Pledged CD to Bank as herein provided will constitute an advance payment of any Obligations or liquidated damages, nor do the parties intend that any Pledged CD increase the dollar amount of the Obligations. If this Agreement is terminated, Bank’s lien and security interest in the Pledged CD will continue until Borrower fully satisfies the Obligations, at which time such security interest shall immediately and irrevocably terminate.

4.2    Interest; Payment of Interest on Pledged CD.

(a) Each Pledged CD shall bear interest at the Pledged CD Rate. Borrower shall specify the initial Interest Period applicable to the Pledged CDs in connection with the notice of delivery of Pledged CD in the form of Schedule A attached hereto. Thereafter, Borrower shall notify Bank not less than five (5) Business Days prior to the end of each Interest Period of the duration of the subsequent Interest Period with respect to such Pledged CD.

(b) Provided (i) that the aggregate Value of the Pledged CDs is greater than the Minimum Collateral Value, and (ii) no Event of Default has occurred and is continuing, once monthly on the last Business Day of each month, Bank shall remit to Borrower the accrued interest on any Pledged CD with an Interest Period ending on such day or, at Borrower’s option, such accrued interest may be deposited into the Designated Deposit Account and included in the Value of the Pledged CD that may be purchased on such day.

4.3    Authorization to File; Delivery of Additional Documentation. Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s security interest in the Collateral. Borrower shall execute and deliver to Bank, at the request of Bank, all documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank’s security interest in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

4.4    Termination of Security Interest. Upon the payment in full of all amounts due under this Agreement and of all other Obligations, Bank shall, at the cost and expense of Borrower, promptly execute and deliver to Borrower all such documents and instruments that shall be necessary to evidence termination of this Agreement and the security interest created hereunder, including any UCC3 financing statement amendments terminating any UCC1 financing statements filed by Bank pursuant to Section 4.2 hereof.

4.5    Return of Pledged CD. If any proceeds of any Pledged CD remain after all Obligations have been paid in full, within three (3) Business Days thereafter, Bank shall deliver such proceeds, including any outstanding Pledged CD, to Borrower or other Persons entitled thereto by law.

5.    REPRESENTATIONS AND WARRANTIES

Subject to such exceptions as may be set forth in the schedule of exceptions attached hereto, Borrower represents and warrants as follows:

5.1    Due Organization; Organizational Structure; Authorization.

Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

Borrower has not changed its state of formation or organizational structure or type or any organizational number assigned by its jurisdiction of formation.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2    Collateral.

Borrower has good title to the Collateral and its Intellectual Property, free of Liens except Permitted Liens. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). Borrower has no notice of any actual or imminent Insolvency Proceeding of any account debtor whose accounts are an Eligible Account or an Eligible Foreign Account and Related Party Receivable in any Borrowing Base Certificate. All Inventory is in all material respects of good and marketable quality, free from material defects.

5.3    Litigation.

Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.

5.4    No Material Adverse Change in Financial Statements.

All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in

Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5    Solvency.

Borrower is Solvent.

5.6    Regulatory Compliance.

Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.

5.7    Subsidiaries.

Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8    Full Disclosure.

No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected and forecasted results).

6.    AFFIRMATIVE COVENANTS

Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1    Government Compliance.

Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change.

6.2    Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than thirty (30) days after the last day of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s consolidated operations during the period certified by a Responsible Officer and in a form acceptable to Bank; (ii) within five (5) days of filing with the SEC, Borrower’s Report on Form 10-Q containing consolidated financial statements prepared under GAAP, consistently applied, subject to year-end audit adjustments; (iii) within five (5) days of filing with the SEC, Borrower’s Report on Form 10-K containing audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Bank; (iv) a prompt report of the institution of, or in Borrower’s reasonable judgment, non-frivolous threat of, any litigation against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.

(b) Within twenty (20) days after the last day of each month and concurrently with the delivery of a Payment/Advance Form when obtaining an Advance, Borrower will deliver to Bank a Borrowing Base Certificate, with aged listings of accounts receivable and accounts payable.

(c) Within twenty (20) days after the last day of each month and concurrently with the delivery of a Payment/Advance Form when obtaining an Advance, Borrower will deliver to Bank a schedule containing a description Borrower’s Deferred Revenue, on a consolidated basis, in form and substance acceptable to Bank.

(d) Within thirty (30) days after the last day of each month, Borrower will deliver to Bank, together with the monthly financial statements required above, a Compliance Certificate.

(e) Borrower will allow Bank to audit Borrower’s Collateral at Borrower’s expense, and such audit will be satisfactory to Bank. Such audits will be conducted no more often than once each calendar year on Borrower’s premises during Borrower’s regular business hours unless an Event of Default shall have occurred. Except when an Event of Default has occurred and is continuing, Borrower’s expense for each audit conducted pursuant to this Agreement shall not exceed $10,000, and Bank shall be solely responsible for all audit-related expenses that exceed such amount.

6.3    Inventory; Returns.

Borrower will use its customary practices to keep all Inventory in good and marketable condition, free from material defects. Returns and allowances between Borrower and its account debtors will follow Borrower’s customary practices as they exist at execution of this Agreement. Borrower must notify Bank of all returns, recoveries, disputes and claims, that involve more than $50,000 within thirty (30) days of the last day of the month in which such returns, recoveries, disputes, and claims arise.

6.4    Taxes.

Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments (other than taxes and assessments which Borrower is contesting in good faith, with adequate reserves maintained in accordance with GAAP) and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.5    Insurance.

Borrower will keep its business and the Collateral insured for risks and in amounts standard for Borrower’s industry, and as Bank may reasonably request. Insurance policies will be in a form, with companies, and in amounts that are satisfactory to Bank in Bank’s reasonable discretion. All property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least ten (10) days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy will, at Bank’s option, be payable to Bank on account of the Obligations.

6.6    Financial Covenant.

Borrower will maintain, as of the last day of each month, a ratio of (a) Quick Assets to (b) the difference of (i) Current Liabilities minus (ii) that portion of Deferred Revenue which matures within one (1) year of the relevant calculation date, of at least 1.10 to 1.00.

6.7    Pledged CD(s).

Borrower will maintain the Value of the Pledged CD(s) in an amount equal to or greater than the Minimum Collateral Value.

6.8    Bank Accounts.

Borrower will maintain its primary depositary, operating, and investment accounts with Bank.

6.9    Notices of Default.

Borrower shall provide written notice to Bank of any notice of default under the Indenture that Borrower receives within three (3) Business Days after Borrower’s receipt thereof.

6.10    Use of Proceeds.

Borrower shall use the Advances only for its general working capital requirements.

6.11    Further Assurances.

Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7.    NEGATIVE COVENANTS

Borrower will not do any of the following without Bank’s prior written consent (or without providing notice where such notice is expressly provided for) for so long as Bank has an obligation to lend or there are any outstanding Obligations:

7.1    Dispositions.

Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers of (a) Inventory in the ordinary course of business; (b) licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (c) worn-out or obsolete Equipment. Borrower may license its Intellectual Property in a manner consistent with Borrower’s ordinary course of business without notice to, or consent from, Bank.

7.2    Changes in Control, Business, Incorporation, Locations.

Permit or suffer any Change in Control or engage in any business other than the businesses currently engaged in by Borrower or reasonably related thereto. Borrower will not, without at least thirty (30) days prior written notice to the Bank, (a) change its state of incorporation (including reincorporation), (b) change its organizational number or name. Borrower will not add any new offices or business locations (including warehouses) in which Borrower maintains or stores over $500,000 in Collateral without providing Bank written notice thereof within ten (10) days after adding such new office or business location (including any warehouse).

7.3    Mergers or Acquisitions.

Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except that a Subsidiary may merge or consolidate into another Subsidiary or Borrower.

7.4    Indebtedness.

Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5    Encumbrance.

Create, incur, or allow any Lien (except for Permitted Liens) on any of its property (including its Intellectual Property), or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, or permit any Collateral not to be subject to the first priority security interest granted hereunder. Borrower may license its Intellectual Property in a manner consistent with Borrower’s ordinary course of business without notice to, or consent from, Bank.

7.6    Distributions; Investments.

Directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so, or pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock.

7.7    Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.8    Subordinated Debt.

Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt and as would not otherwise result in an Event of Default hereunder, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9    Compliance.

Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Advance for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business or operations or would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8.    EVENTS OF DEFAULT

Any one of the following is an Event of Default:

8.1    Payment Default.

If Borrower fails to pay any of the Obligations within five (5) days after their due date. During the additional period the failure to cure the default is not an Event of Default (but no Advance will be made during the cure period);

8.2    Covenant Default.

If Borrower does not perform any obligation in Section 6 or violates any covenant in Section 7; or

If Borrower does not perform or observe any other material term, condition or covenant in this Agreement, any Loan Documents, or in any agreement between Borrower and Bank and (a) as to any default under a term, condition or covenant that can be cured, has not cured the default within ten (10) days after it occurs, or (b) if the default (i) cannot be cured within ten (10) days or (ii) cannot be cured after Borrower’s attempts within ten (10) day period, and the default under clause (a) or (b) may be cured within a reasonable time, then Borrower has an additional period (of not more than thirty (30) days) to attempt to cure the default; provided, however, that a default under another agreement between Borrower and Bank will not cause a default under this Section 8.2 if Borrower has pledged unencumbered and restricted cash or other assets to Bank as security for such other agreements which, in the Bank’s good faith business judgment, will protect the Bank from loss resulting from any such default. During the additional time periods set forth above, the failure to cure the default is not an Event of Default (but no Advances will be made during the cure period);

8.3    Material Adverse Change.

If there (a) occurs a material adverse change in the business, operations, or condition (financial or otherwise) of the Borrower, or (b) is a material impairment of the prospect of repayment of any portion of the Obligations, or (c) is a material impairment of the value or priority of Bank’s security interests in the Collateral;

8.4    Attachment.

If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in ten (10) days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within ten (10) days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Advances will be made during the cure period);

8.5    Insolvency.

If Borrower fails to be Solvent or if Borrower begins an Insolvency Proceeding on its own behalf (i.e., not against a third-party) or an Insolvency Proceeding is begun against

Borrower and not dismissed or stayed within thirty (30) days (but no Advances will be made before any Insolvency Proceeding is dismissed);

8.6    Other Agreements.

If there is a default in (a) the Indenture or (b) any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding $100,000 or that could cause a Material Adverse Change;

8.7    Judgments.

If a money judgment(s) in the aggregate of at least $250,000 is rendered against Borrower and is unsatisfied and unstayed for ten (10) days after the date the judgment is rendered; provided, however, if the date such judgment is required to be paid pursuant to the terms of the judgment is later than ten (10) days after the date judgment is rendered, then no Event of Default shall be deemed to have occurred unless the judgment remains unsatisfied and unstayed as of the required payment date (but no Advances will be made before the judgment is stayed or satisfied);

8.8    Misrepresentations.

If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document; or

8.9    Guaranty.

Any guaranty of any Obligations ceases for any reason to be in full force or any Guarantor does not perform any obligation under any guaranty of the Obligations, or any material misrepresentation or material misstatement exists now or later in any warranty or representation in any guaranty of the Obligations or in any certificate delivered to Bank in connection with the guaranty, or any circumstance described in Sections 8.4, 8.5 or 8.7 occurs to any Guarantor.

9.    BANK’S RIGHTS AND REMEDIES

9.1    Rights and Remedies.

When an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code; provided, however, that Bank agrees that it will not endeavor to dispose of Equipment that is Collateral until at least three (3) Business Days after an Event of Default occurs unless, in its good faith business judgment, the value of such Equipment could be impaired by the Bank’s failing to endeavor to dispose of such Equipment during that period.

9.2     Power of Attorney.

Effective only when an Event of Default occurs and continues, Borrower irrevocably appoints Bank as its lawful attorney to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (c) make, settle, and adjust all claims under Borrower’s insurance policies; (d) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (e) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Advances terminates.

9.3    Accounts Collection.

When an Event of Default occurs and only for so long as it continues, Bank may notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit.

9.4    Bank Expenses.

If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.5, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.5    Bank’s Liability for Collateral.

If Bank complies with reasonable banking practices and the Code, Bank is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6    Remedies Cumulative.

Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7    Demand Waiver.

Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10.    NOTICES

All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by facsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11.    CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER

California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12.    GENERAL PROVISIONS

12.1    Successors and Assigns.

This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2    Indemnification.

Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower in connection with the Loan Documents (including reasonable attorneys’ fees and expenses), except with respect to (a) and (b) above, for losses caused by Bank’s gross negligence or willful misconduct.

12.3    Time of Essence.

Time is of the essence for the performance of all obligations in this Agreement.

12.4    Severability of Provision.

Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5    Amendments in Writing; Integration.

All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about the Advances made hereunder (the “Subject Matter”), and supersedes prior negotiations or agreements regarding the Subject

Matter. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the Subject Matter merge into this Agreement and the Loan Documents. The existing letter of credit issued by Bank in favor of Borrower in the amount of $476,700, the merchant services arrangements between Bank and Borrower in the amount of $3,500,000, and the business credit card facilities currently maintained by Borrower with Bank remain in full force and effect and are not amended, modified, or superceded except as may be otherwise provided hereunder.

12.6    Counterparts.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7    Survival.

All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8    Confidentiality.

In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (a) to Bank’s subsidiaries or affiliates in connection with their business with Borrower, (b) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (c) as required by law, regulation, subpoena, or other order, (d) as required in connection with Bank’s examination or audit and (e) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (x) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (y) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9    Attorneys’ Fees, Costs and Expenses.

In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party may be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13.    DEFINITIONS

In this Agreement:

13.1    “Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing.

13.2    “Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

13.3    “Affiliate” shall mean, with respect to any Person: (a) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power for the election of directors of such Person; (b) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (c) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

13.4    “Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

13.5    “Borrower’s Books” are all Borrower’s financial books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing such information.

13.6    “Borrowing Base” is the sum of (a) 80% of (i) the Eligible Domestic Accounts plus (ii) Eligible Foreign Accounts plus (iii) Related Party Accounts, in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate (provided that Bank may lower the percentage of the Borrowing Base after performing an audit of Borrower’s Collateral), plus (b) 100% of the value of the Pledged CD not to exceed $2,000,000.

13.7    “Borrowing Base Certificate” is a Borrowing Base Certificate signed by a Responsible Officer in substantially the same form of Exhibit C attached hereto.

13.8    “Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

13.9    “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (c) Bank’s or Salomon Smith Barney’s certificates of deposit issued maturing no more than one (1) year after issue.

13.10    “Change in Control” means any change, whether by a single transaction or a series of transactions, in the Person or Persons who control sufficient voting rights accorded to the owners of Borrower’s stock (directly or indirectly, whether by stock ownership, contract, or otherwise) to direct the management of Borrower; provided, however, this provision shall not be violated by any sale of the stock (and related voting rights) of Borrower by Borrower through the New York Stock Exchange, the American Stock Exchange, NASDAQ or other public securities markets in which stocks of companies are regularly traded in the United States.

13.11    “Closing Date” is the date of this Agreement.

13.12    “Code” is the Uniform Commercial Code in effect in any applicable jurisdiction.

13.13    “Collateral” is the property described on Exhibit A.

13.14    “Committed Revolving Line” is an Advance or Advances of up to the aggregate principal amount of $6,000,000 at any time.

13.15    “Compliance Certificate” is a Compliance Certificate signed by a Responsible Officer in substantially the same form of Exhibit D attached hereto.

13.16    “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

13.17    “Control Agreement” is an account control agreement, in form and substance satisfactory to Bank, executed and delivered by Borrower, Bank, and all applicable depositary institutions, with respect to Borrower’s deposit or operating accounts, or applicable securities intermediaries, with respect to Borrower’s securities accounts.

13.18    “Corporate Borrowing Resolutions” means those resolutions of Borrower’s Board of Directors executed and delivered by Borrower to Bank in accordance with Section 3.1(e) approving the Loan Documents and the transactions contemplated thereby, together with a certificate of incumbency signed by Borrower’s Secretary or a Responsible Officer.

13.19    “Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

13.20    “Current Liabilities” are the aggregate amount of Borrower’s Total Liabilities which mature within one (1) year.

13.21    “Deferred Revenue” is all amounts received in advance of performance and not yet recognized as revenue.

13.22    “Deposit Accounts” means all present and future “deposit accounts” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all general and special bank accounts, demand accounts, checking accounts, savings accounts and certificates of deposit, whether maintained with Bank or other institutions.

13.23    “Dollars”, “dollars” and “$” shall mean lawful money of the United States of America.

13.24    “Eligible Domestic Accounts” are Accounts in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5, and which contain selling terms and conditions acceptable to Bank; provided, that Bank may change eligibility standards by giving Borrower notice thereof. Unless Bank agrees otherwise in writing, Eligible Domestic Accounts will not include:

(a) Accounts against which Bank does not have a perfected, first priority security interest;

(b) Accounts that the account debtor has not paid within 90 days of invoice date;

(c) Accounts for an account debtor, 35% or more of whose Accounts have not been paid within 90 days of invoice date;

(d) Accounts with credit balances over 90 days from invoice date;

(e) Accounts for an account debtor, including Affiliates, whose total obligations to Borrower exceed 40% of all Accounts, for the amounts that exceed that percentage, unless the Bank approves otherwise in writing;

(f) Accounts for which the account debtor does not have its principal place of business in the United States except for Eligible Foreign Accounts and Related Party Accounts;

(g) Accounts for which the account debtor is a federal, state or local government entity or any department, agency, or instrumentality and against which Bank’s security interest has not been perfected under the Assignment of Claims Act;

(h) Accounts for which Borrower owes the account debtor, but only up to the amount owed (sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(i) Accounts for demonstration or promotional equipment, or in which goods are consigned, sales guaranteed, sale or return, sale on approval, bill and hold, or other terms if account debtor’s payment may be conditional;

(j) Accounts for which the account debtor is Borrower’s Affiliate, officer, employee, or agent;

(k) Accounts in which the account debtor disputes liability or makes any claim and Bank believes there may be a basis for dispute (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;

(l) Accounts for which Bank determines collection to be doubtful, or the Account holder to be an unacceptable business risk; or

(m) The amount received on behalf of any Account constituting Deferred Revenue.

13.25    “Eligible Foreign Accounts” are Accounts in the ordinary course of Borrower’s business, the account debtors of which do not have their principal place of business in the United States, but only to the extent that such foreign Accounts meet all of Borrower’s representations and warranties in Section 5, contain selling terms and conditions acceptable to Bank in its sole discretion, and the account debtor is Sony, Toshiba, Pioneer, and Philips.

Notwithstanding the foregoing, Bank may change eligibility standards by giving Borrower notice thereof, and the allowance of other Eligible Foreign Accounts shall be approved by Bank in its sole discretion on a case-by-case basis.

13.26    “Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

13.27    “ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

13.28    “GAAP” is generally accepted accounting principles.

13.29    “General Intangibles” means all present and future “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

13.30    “Guarantor” is any present or future guarantor of the Obligations.

13.31    “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

13.32    “Indenture” means that certain Indenture from Borrower, as issuer, to The Bank of New York, as trustee, dated as of August 28, 2001.

13.33    “Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

13.34    “Intellectual Property” is:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held; and

(c) All design rights which may be available to Borrower now or later created, acquired or held.

13.35    “Interest Determination Date” shall mean the date of delivery of a Pledged CD and the date of the commencement of each Interest Period.

13.36    “Interest Period” shall mean the period commencing initially on the date of delivery of a Pledged CD and thereafter on the date immediately following the end of any such initial period or subsequent period, and ending on the last Business Day of the month ending approximately 7, 30, 60, 90, 180, 270 or 360 days thereafter.

13.37    “Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

13.38    “Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

13.39    “Investment Property” means all present and future investment property, securities, stocks, bonds, debentures, debt securities, partnership interests, limited liability company interests, options, security entitlements, securities accounts, commodity contracts, commodity accounts, and all financial assets held in any securities account or otherwise, wherever located, and all other securities of every kind, whether certificated or uncertificated.

13.40    “Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

13.41    “Loan Documents” are, collectively, this Agreement, including the Borrower Profile, the Negative Pledge Agreement, any note, or notes or guaranties executed by Borrower or Guarantor in connection with this Agreement, any account control agreements in connection with this Agreement, and any other present or future agreement between Borrower or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

13.42    “Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

13.43    “Material Adverse Change” is described in Section 8.3.

13.44    “Maturity Date” is June 30, 2004.

13.45    “Minimum Collateral Value” means an aggregate principal amount equal to $2,000,000.

13.46    “Negative Pledge Agreement” means that certain Negative Pledge Agreement executed by and between Borrower and Bank dated July 17, 2003.

13.47    “Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, pursuant to the Loan Documents, including cash management services under this Agreement, if any, letters of credit under this Agreement, if any, foreign exchange contracts under this Agreement, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

13.48    “Operating Documents” shall mean the Borrower’s certificate of incorporation, as currently filed with and certified by the Secretary of State of the State of Delaware, and its bylaws in current form, each with all current modifications and amendments thereto.

13.49    “Other Property” means (a) the following as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and all rights relating thereto: all present and future “commercial tort claims”, “documents”, “instruments”, “promissory notes”, “chattel paper”, “letters of credit”, “letter-of-credit rights”, “fixtures”, “farm products” and “money”; and (b) all other goods and personal property of every kind, tangible and intangible, whether or not governed by the Code. Notwithstanding anything in this Agreement to the contrary, “Other Property” specifically excludes Intellectual Property.

13.50    “Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

13.51    “Permitted Indebtedness” is:

(a) Borrower’s Indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Closing Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens.

13.52    “Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Closing Date; and

(b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agency or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 1 year after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit issued maturing no more than 1 year after issue.

13.53    “Permitted Liens” are:

(a) Liens existing on the Closing Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and the cost of such Equipment does not exceed $250,00 in the aggregate per year;

(d) All present and future licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor under any license or sublicense;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

13.54    “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

13.55    “Pledged CD” shall mean any and all certificates of deposit issued to Borrower by Bank.

13.56    “Pledged CD Rate” shall mean, for any Interest Determination Date, Bank’s prevailing commercial rate in effect on such day.

13.57    “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

13.58    “Quick Assets” is, on any date, the Borrower’s cash and Cash Equivalents at Bank and Smith Barney plus net accounts receivable.

13.59    “Related Party Accounts” means Accounts in the ordinary course of Borrower’s business, containing selling terms and conditions acceptable to Bank in its sole discretion, and where the account debtor is DIRECTV, AOL, NBC, Discovery, and Hughes Network Systems.

Notwithstanding the foregoing, Bank may change eligibility standards by giving Borrower notice thereof, and the allowance of other Related Party Accounts shall be approved by Bank in its sole discretion on a case-by-case basis.

13.60    “Responsible Officer” is each of the Chief Executive Officer, the President, the Chief Financial Officer and the Controller of Borrower.

13.61    “Schedule” is the disclosure schedule attached hereto and incorporated by reference herein.

13.62    “Solvent” means, with respect to Borrower, that as of the date of determination (a) the fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities (such liabilities not to include Deferred Revenue for purposes of determining solvency); (b) Borrower is not left with less than $1,000,000 in capital; and (c) Borrower is able to pay its debts (including trade debts) as they mature.

13.63    “Stock” shall mean all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

13.64    “Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

13.65    “Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Subsidiaries of the Person or a combination thereof.

13.66    “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness (including Indebtedness evidenced by this Agreement) but excluding (a) the existing letter of credit issued by Bank in favor of Borrower in the amount of $476,700, (b) merchant services arrangements between Bank and Borrower in the amount of $3,500,000, (c) direct deposit payroll, and (d) existing business credit card facilities maintained by Borrower with Bank.

13.67    “Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

13.68    “Value” shall mean with respect to any Pledged CD on any date, a dollar value at the face amount thereof.

[The signature page follows.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

BORROWER: TIVO INC.

By:	/s/ MICHAEL RAMSAY

Printed Name: Michael Ramsay

Title: Chairman and Chief Executive Officer

BANK: SILICON VALLEY BANK

By:	/s/ JIM HORI

Printed Name: Jim Hori

Title: Senior Vice President

EXHIBIT A

“Collateral” means of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter acquired or arising, and wherever located: all Accounts; all Inventory; all Equipment; all Deposit Accounts; all General Intangibles (excluding Intellectual Property); all Pledged CDs; all Investment Property; all Other Property; and any and all claims, rights and interests in any of the foregoing, and all guaranties and security for any of the foregoing, and all substitutions and replacements for, additions, accessions, attachments, accessories, and improvements to, and proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties) of, all of the foregoing, and all Borrower’s Books relating to any of the foregoing.

Notwithstanding the foregoing, although the Collateral shall not be deemed to include any Intellectual Property, the Collateral shall include the proceeds of all the Intellectual Property that are (a) accounts, (i.e. accounts receivable) of Borrower, or (b) general intangibles consisting of rights to payment, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property, then the Collateral shall automatically, and effective as of the Closing Date, include the Intellectual Property to the extent necessary to permit perfection of Bank’s security interest in such accounts and general intangibles of Borrower that are proceeds of the Intellectual Property.

Borrower and Bank are parties to a Negative Pledge Agreement, whereby Borrower, in connection with Bank’s loan or loans to Borrower, has agreed, among other things, not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of its Intellectual Property.

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